Exhibit 10.1

1235 Water Street
P O Box 157
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-3904

August 14, 2017

Charles Rayfield

Dear Charles:

This letter confirms your promotion at Knoll, Inc. ("Knoll") to Senior Vice President, Chief Financial Officer, reporting to me. Subject to your acceptance of this offer, the expected effective date will be August 14, 2017. Your employment will remain "at will".

Your base salary will be $300,000 annually (paid in installments of $11,538.46 biweekly). You will also be eligible to participate in the Knoll annual incentive compensation program. Under the 2017 program, you will have an annual target bonus opportunity of $300,000. Payout under this program is discretionary and based on Knoll achieving its financial plan and your individual objectives. However, the guarantee of $73,920 per our last offer letter dated June 8, 2017 remains in place during the 2017 incentive year. All payouts under the 2017 program will be paid in February 2018. Payment of this bonus (including the guaranteed portion) is contingent upon your continued employment through the date of payment.

You will also be granted 5,000 restricted shares and 5,000 performance-based restricted stock units under the company’s stock incentive plans. The restricted shares would cliff vest on the third anniversary of the date of grant. Fifty percent (50%) of the restricted stock units will only vest if Knoll exceeds a 3-Year Cumulative Operating Profit target and fifty percent (50%) of the stock units will only vest if Knoll’s Total Shareholder Return exceeds the median of its designated peer group. Based on your expected date of promotion, we expect the grant date for these equity awards to be in October 2017. The restricted shares and restricted stock units will be evidenced by Knoll’s standard agreements to be signed by you and Knoll, which will set forth the terms and conditions associated with the equity grant in more detail, including the accrual of dividends.

Charles, I am enthusiastic about your promotion and believe that as Senior Vice President, Chief Financial Officer, you will open an exciting new chapter for Knoll and for your own career. Please sign and return one copy of this letter to me and retain a copy for your records.

Very truly yours,

/s/ Andrew B. Cogan

Andrew B. Cogan
CEO, Knoll Inc.

Acceptance and acknowledgement of terms and conditions:

/s/ Charles W. Rayfield August 14, 2017
Signature Date